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                                                                    EXHIBIT 99.1



PLEASE CONTACT: Susanne Vagadori (650) 786-8281


SUN ANNOUNCES EXECUTIVE CHANGES


PALO ALTO, CALIF -- September 10, 1999 -- Sun Microsystems, Inc., a leader in products, technologies and services for the Internet, today announced that William J. Raduchel has resigned to join America Online, Inc. effective September 13, 1999 as the company's chief technology officer.

"We are extremely grateful for the many contributions Bill has made to Sun and to our continued success." said Scott G. McNealy, Chairman and Chief Executive Officer, Sun Microsystems, Inc. "In his ten years on my staff at Sun, he has been an incredible strategist and thinker, providing invaluable counsel to me and the entire Sun management team. I expect we will continue to see a great deal of Bill in his new capacity at AOL. We wish him every success in his new position."

Raduchel joined Sun in October 1988 and held numerous positions, including vice president of finance and Chief Financial Officer, Chief Information Officer, and his last position as Chief Strategy Officer with responsibility for all corporate planning and development.

About Sun Microsystems

Since its inception in 1982, a singular vision, "The Network is The Computer(TM)", has propelled Sun Microsystems, Inc. (NASDAQ:SUNW), to its position as a leading provider of high quality hardware, software and services for establishing enterprise-wide Intranets and expanding the power of the Internet. With more than $11.5 billion in annual revenues, Sun can be found in more than 150 countries and on the World Wide Web at http://www.sun.com.

Sun, Sun Microsystems, the Sun logo, and The Network Is The Computer are trademarks or registered trademarks of Sun Microsystems, Inc., in the United States and other countries.

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Press announcements and other information about Sun Microsystems are Available
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